Exhibit 5.7

[Letterhead of Sullivan & Cromwell LLP]

February 16, 2012

The Goldman Sachs Group, Inc.,

200 West Street,

New York, New York 10282,

Murray Street Investment Trust I

Murray Street Investment Trust II

Vesey Street Investment Trust I

Vesey Street Investment Trust II,

c/o The Goldman Sachs Group, Inc.,

200 West Street,

New York, New York 10282.

Ladies and Gentlemen:

We are acting as counsel to The Goldman Sachs Group, Inc., a Delaware corporation (the “Company”), and to Murray Street Investment Trust I, Murray Street Investment Trust II, Vesey Street Investment Trust I and Vesey Street Investment Trust II, each a Delaware statutory trust (the “Trusts”), in connection with the filing today by the Company and the Trusts of Post-Effective Amendment No. 1 (the “Post-Effective Amendment”) to the Company’s Registration Statement on Form S-3 (File No. 333-176914) (as so amended, the “Amended Registration Statement”) under the Securities Act of 1933 (the “Act”). The Amended Registration Statement registers senior guaranteed trust securities of the Trusts (“Trust Securities”), each representing an undivided beneficial interest in the assets of the issuing Trust; guarantees of the Company, on a senior basis, to the extent provided therein, with respect to the payment of distributions on and the redemption or liquidation price of the Trust Securities (“Trust Guarantees”); and subordinated debt securities to be issued by the Company and to be purchased by the Trusts in connection with the issuance by the Trusts of Trust Securities having corresponding payment terms (“Debentures” and, collectively with the Trust Guarantees, “Company Securities”). The Trust Securities and Company Securities are referred to collectively as the “Securities”.

In connection with the filing of the Post-Effective Amendment, we, as your counsel, have examined such corporate and trust records, certificates and other documents, including the resolutions of the Company’s Board of Directors authorizing the issuance of the Securities (the “Resolutions”), and such questions of law, as we have considered necessary or appropriate for the purposes of this opinion. Upon the basis of such examination, we advise you that, in our opinion, when the Amended Registration Statement has become effective under the Act, when the guarantee and related agreements under which the Trust Guarantees are to be issued, the amended and restated trust declarations under which the Trust Securities are to be issued and the supplemental indentures under which the Debentures are to be issued have been duly executed and delivered, when the terms of the Trust Guarantees, the related Trust Securities and the corresponding Debentures and of their issuance have been duly established in conformity with the guarantee and related agreements, the amended and restated trust declarations and the related indenture and supplemental indentures, as applicable, so as not to violate any applicable law or result in a default under or breach of any agreement or instrument binding upon the Company or the relevant Trust and so as to comply with any requirement or restriction imposed by any court or governmental body having jurisdiction over the Company or the relevant Trust, and when the Trust Guarantees, the related Trust Securities and the corresponding Debentures have been duly executed and (if required) authenticated in accordance with the guarantee and related agreements, the amended and restated trust declarations and the related indenture and supplemental indentures, as applicable, and issued and, in the case of the Trust Guarantees and Trust Securities, sold by the Company and the respective Trusts, as applicable, as contemplated in the Amended Registration Statement, and if all the foregoing actions are taken pursuant to the authority granted in the Resolutions, the Trust Guarantees and the Debentures will constitute valid and legally binding obligations of the Company, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

The foregoing opinion is limited to the Federal laws of the United States, the laws of the State of New York and (except as stated below) the General Corporation Law of the State of Delaware, and we are expressing no opinion as to the effect of the laws of any other jurisdiction. Notwithstanding the foregoing, for the purposes of our opinion set forth above, we have assumed that, at all relevant times, the Trust Securities and the related amended and restated trust declarations will have been duly executed and delivered by the respective Trusts and, in the case of the amended and restated trust declarations, by the Company, the Trust Securities will have been duly authenticated, if required under the amended and restated trust declarations, and the Trust Securities and the amended and restated declarations of trust will constitute valid and legally binding obligations of the respective Trusts and, in the case of the amended and restated declarations of trust, of the Company under the laws of the State of Delaware, and we are expressing no opinion as to such matters.

The Goldman Sachs Group, Inc., et al.	-2-

In rendering the foregoing opinion, we are not passing upon, and assume no responsibility for, any disclosure in the Amended Registration Statement or any related prospectus or other offering material regarding the Company, the Trusts or the Securities or their offering and sale.

We have relied as to certain matters on information obtained from public officials and officers of the Company and other sources believed by us to be responsible. We have assumed, without independent verification, that the indenture relating to the Debentures has been duly authorized, executed and delivered by the trustee thereunder, that all other governing documents under which the Securities are to be issued will have been duly authorized, executed and delivered by all parties thereto other than the Company and that the signatures on documents examined by us are genuine. Finally, we have assumed that the authority granted in the Resolutions will remain in effect at all relevant times and that no Securities will be issued or other action taken in contravention of any applicable limit established pursuant to the Resolutions from time to time.

We are expressing no opinion as to any obligations that parties other than the Company may have under or in respect of the Securities, or as to the effect that their performance of such obligations may have upon any of the matters referred to above.

We hereby consent to the filing of this opinion as an exhibit to the Amended Registration Statement and to the reference to us under the heading “Validity of the Securities” in the prospectus contained therein. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act.

Very truly yours,

/s/ Sullivan & Cromwell LLP